FRP HOLDINGS, INC./NEWS

Contact:         John D. Milton, Jr.

                      Chief Financial Officer                                                                                   904/858-9100

FRP HOLDINGS, INC. (NASDAQ-FRPH) ANNOUNCES CONTRACT TO SELL ITS INDUSTRIAL WAREHOUSE PORTFOLIO TO BLACKSTONE FOR $358.9 MILLION.

FRP Holdings, Inc. (NASDAQ-FRPH) Jacksonville, Florida; March 22, 2018 – FRP Holdings, Inc. (the “Company” ) today announced that it has entered into a contract to sell its 41 industrial warehouses and two adjacent lots to an affiliate of Blackstone Real Estate Partners VIII, L.P. (“Blackstone”), for a total purchase price of $358.9 million. The sale is subject to customary closing conditions, including approval by the Company’s shareholders. The transaction is expected to close in the second or third quarter of 2018. Details of the transaction and the conditions to its closing are described in the Company’s Current Report on Form 8-K filed on this date with the Securities and Exchange Commission (“SEC”).

Commenting on the transaction, John D. Baker II, Executive Chairman and CEO of the Company stated: “The reduction in corporate income tax rates in a low cap rate environment created too good an opportunity to forgo. We look forward to redeploying these proceeds in our other business segments including Anacostia, Land Development, and Mining/Royalties segments where more recently we have enjoyed more favorable returns.”

Blackstone is a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has approximately $115 billion in investor capital under management. Blackstone’s real estate portfolio includes hotel, office, retail, industrial and residential properties in the US, Europe, Asia and Latin America. Major holdings include Hilton Worldwide, Invitation Homes (single family homes), Logicor (pan-European logistics) and prime office buildings in the world’s major cities. Blackstone real estate also operates one of the leading real estate finance platforms, including management of the publicly traded Blackstone Mortgage Trust.

Eastdil Secured, L.L.C. serves as the Company’s exclusive broker in connection with the sale, and Houlihan Lokey Capital, Inc. served as financial advisor to the Company. Nelson Mullins Riley & Scarborough LLP serves as legal counsel to the Company, and Simpson Thacher & Bartlett LLP serves as counsel to Blackstone on the transaction.

Forward Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, statements regarding the timing and likelihood of the planned sale of the Company’s industrial warehouse portfolio, the benefits and financial performance expected to be realized by the on-going business following the planned sale, conditions precedent to consummating the proposed sale, and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of the Company and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except as may be required by law. These forward-looking statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For example, the consummation of the proposed sale of the industrial warehouse portfolio is subject to a number of closing conditions and the failure to satisfy any one of these conditions could result in the transaction not closing, in which case none of the expected future benefits of the transaction would occur. Other risks and uncertainties that could affect the forward-looking statements set forth in this press release include: the failure of the Company’s shareholders to approve the proposed sale of the industrial warehouse portfolio; the challenges and costs of closing and achieving any anticipated synergies or benefits from the proposed sale; the distraction of management or other diversion of valuable resources within each company caused by the proposed transaction; the ability to retain key employees during the pendency of the proposed transaction; and factors generally affecting the business, operations, and financial condition of the Company. Certain of these and other risks and uncertainties are described more fully in the Company’s most recently filed SEC documents, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, under the heading “Risk Factors.”

Additional Information and Where to Find It

The shareholders of the Company will be asked to approve the sale of these properties to Blackstone. In order to solicit this approval, the Company will file documents with the SEC, including a definitive proxy statement relating to the proposed sale. The definitive proxy statement will also be mailed to the Company’s shareholders in connection with the proposed sale. Investors and security holders are urged to read these documents when they become available because they will obtain important information about the Company and the proposed sale. Investors may obtain free copies of these documents when they are filed with the SEC at the SEC’s website at http://www.sec.gov or by directing a request to FRP Holdings, Inc., Attn: Corporate Secretary, 200 W. Forsyth Street, 7th Floor, Jacksonville, Florida 32202.

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies in connection with the proposed sale. Information regarding the interests of these directors and executive officers in the proposed transaction will be included in the definitive proxy statement when it is filed with the SEC. Additional information regarding the directors and executive officers of the Company is also included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on March 16, 2018, and the definitive proxy statement relating to the Company’s 2017 Annual Meeting of Shareholders, which was filed with the SEC on December 22, 2016. These documents are available free of charge at the SEC’s website at http://www.sec.gov and from the Corporate Secretary of the Company as described above.